EXHIBIT 99.1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2005

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia 30310

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2005 and 2004, and the related consolidated statements of income and other comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/S/ Nichols Cauley & Associates, LLC.

Atlanta, Georgia

March 17, 2006

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
Assets
Cash and due from banks	$3,253,013	$4,820,743
Interest-bearing deposits at other financial institutions	110,932	96,925
Federal funds sold	2,036,000	4,056,000
Securities available for sale	52,092,768	34,704,993
Restricted equity securities, at cost	378,400	274,500

Loans, net of unearned income	172,504,018	140,155,462
Less allowance for loan losses	2,763,322	2,185,713

Loans, net	169,740,696	137,969,749

Premises and equipment, net	6,647,768	6,511,125
Other real estate owned	2,963,146	130,919
Other assets	3,895,844	2,143,907

Total assets	$241,118,567	$190,708,861

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$32,830,116	$26,076,706
Interest-bearing	185,041,692	147,535,438

Total deposits	217,871,808	173,612,144
Note payable	707,000	657,000
Securities sold under repurchase agreements	4,000,000	—
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,686,980	1,184,698

Total liabilities	227,668,788	178,856,842

Commitments and contingencies

Stockholders' equity
Common stock, 20,000,000 shares authorized; par value $1.50, 2,168,352 and 2,128,352 issued and outstanding, respectively	3,252,528	3,192,528
Surplus	2,281,560	2,128,352
Retained earnings	8,362,135	6,347,828
Accumulated other comprehensive income (loss)	(446,444)	183,311

Total stockholders' equity	13,449,779	11,852,019

Total liabilities and stockholders' equity	$241,118,567	$190,708,861

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Interest income:
Loans, including fees	$13,873,111	$9,132,430
Securities:
Taxable	1,298,941	637,914
Nontaxable	455,250	516,360
Federal funds sold	116,982	34,024

Total interest income	15,744,284	10,320,728

Interest expense:
Deposits	6,162,472	3,141,903
Other borrowings	285,216	208,877

Total interest expense	6,447,688	3,350,780

Net interest income	9,296,596	6,969,948
Provision for loan losses	775,000	604,000

Net interest income after provision for loan losses	8,521,596	6,365,948

Other income:
Service charges on deposit accounts	2,106,649	2,184,631
Other fees and commissions	58,796	58,320
Mortgage origination income	217,189	77,046
Other operating income	315,182	202,570

Total other income	2,697,816	2,522,567

Other expenses:
Salaries and employee benefits	3,437,843	2,889,847
Occupancy and equipment expenses, net	932,030	799,743
Other operating expenses	3,724,219	2,674,887

Total other expenses	8,094,092	6,364,477

Income before income taxes	3,125,320	2,524,038

Income tax expense	983,312	771,081

Net income	$2,142,008	$1,752,957

Basic earnings per share	$1.00	$0.82

Diluted earnings per share	$0.90	$0.77

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Net income	$2,142,008	$1,752,957

Other comprehensive loss:

Unrealized losses on securities available for sale:

Unrealized holding losses arising during period, net of tax of $324,419 and $156,210, respectively	(629,755)	(303,231)

Other comprehensive loss	(629,755)	(303,231)

Comprehensive income	$1,512,253	$1,449,726

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2005 AND 2004

					Accumulated Other Comprehensive Income (Loss)
						Total Stockholders' Equity
	Common Stock			Retained Earnings
	Shares	Par Value	Surplus
Balance, December 31, 2003	532,088	$3,192,528	$2,128,352	$4,701,289	$486,542	$10,508,711

Net income	—	—	—	1,752,957	—	1,752,957
Dividends declared, $.05 per share	—	—	—	(106,418)	—	(106,418)
Other comprehensive loss	—	—	—	—	(303,231)	(303,231)

Balance, December 31, 2004	532,088	3,192,528	2,128,352	6,347,828	183,311	11,852,019

4-for-1 stock split	1,596,264	—	—	—	—	—
Net income	—	—	—	2,142,008	—	2,142,008
Dividends declared, $.06 per share	—	—	—	(127,701)	—	(127,701)
Exercise of stock options	40,000	60,000	40,000	—	—	100,000
Tax benefit from the exercise of stock options	—	—	113,208	—	—	113,208
Other comprehensive loss	—	—	—	—	(629,755)	(629,755)

Balance, December 31, 2005	2,168,352	$3,252,528	$2,281,560	$8,362,135	$(446,444)	$13,449,779

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
OPERATING ACTIVITIES
Net income	$2,142,008	$1,752,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	507,304	437,819
Provision for loan losses	775,000	604,000
Deferred taxes	(343,579)	(250,198)
Loss on sale of other real estate	72,157	22,790
Increase in interest receivable	(800,221)	(205,289)
Increase (decrease) in interest payable	(56,646)	618
Net other operating activities	498,150	114,958

Net cash provided by operating activities	2,794,173	2,477,655

INVESTING ACTIVITIES
Purchases of securities available for sale	(24,159,748)	(10,547,357)
Proceeds from maturities of securities available for sale	5,817,799	7,942,439
Purchases of restricted equity securities	(103,900)	(156,700)
Net (increase) decrease in federal funds sold	2,020,000	(2,194,000)
Net increase in loans	(35,778,963)	(47,282,185)
Proceeds from sale of other real estate owned	218,900	345,776
Net increase in interest-bearing deposits at other financial institutions	(14,007)	(13,932)
Purchase of premises and equipment	(643,947)	(1,275,737)

Net cash used in investing activities	(52,643,866)	(53,181,696)

FINANCING ACTIVITIES
Net increase in deposits	44,259,664	54,997,353
Net increase (decrease) in securities sold under repurchase agreement	4,000,000	(3,209,000)
Payment of dividends	(127,701)	(106,418)
Proceeds from note payable	50,000	286,500
Proceeds from exercise of stock options	100,000	—

Net cash provided by financing activities	48,281,963	51,968,435

Net increase (decrease) in cash and due from banks	(1,567,730)	1,264,394

Cash and due from banks at beginning of year	4,820,743	3,556,349

Cash and due from banks at end of year	$3,253,013	$4,820,743

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$6,504,334	$3,350,162
Income taxes	$1,164,228	$1,013,383
NONCASH TRANSACTIONS
Principal balances of loans transferred to other real estate	$3,233,016	$2,586,647
Financed sales of other real estate	$—	$2,087,162

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans. Inc. (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with two branches located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, one branch located in Savannah, and one branch located in Augusta, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County, Chatham County, and Richmond County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States. The mortgage company has an office in the Stone Mountain branch and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and currently originates mortgage loans and brokers the loans to independent investors.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $686,000 at December 31, 2005 and 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in the statements of comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities are non-callable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard, special mention, or watch. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	2-10 years

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology of Opinion No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying stock on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Years Ended December 31,
	2005	2004
Net income, as reported	$2,142,008	$1,752,957
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	—

Pro forma net income	$2,142,008	$1,752,957

Earnings per share:
Basic - as reported	$1.00	$.82

Basic - pro forma	$1.00	$.82

Diluted - as reported	$.90	$.77

Diluted - pro forma	$.90	$.77

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Stock Split

On February 8, 2005, the Company reduced the par value of its common stock from $6.00 per share to $1.50 per share to affect a 4-for-1 common stock split. All per share amounts in all periods have been retroactively adjusted for this split as if it occurred in the first period presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). The Company has elected to continue with the accounting methodology of Opinion No. 25 until adoption of this standard is required. The effects of this change are reflected, on a pro forma basis above under the caption “Stock Based Compensation.” The Company will adopt the provisions of SFAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the quarter ending March 31, 2006 and currently intends to use the modified-prospective method and the Black-Scholes valuation model for estimating the fair value of equity compensation. Management has not determined the impact of adopting SFAS 123(R).

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2005:
U.S. Government and Federal agencies	$12,276,070	$—	$(242,475)	$12,033,595
State and municipal securities	11,793,313	89,460	(65,192)	11,817,581
Mortgage-backed securities	25,628,032	7,318	(486,708)	25,148,642
Corporate bonds	2,268,783	21,167	—	2,289,950
Trust preferred securities	753,000	—	—	753,000

Total debt securities	52,719,198	117,945	(794,375)	52,042,768
Equity securities	50,000	—	—	50,000

Total securities	$52,769,198	$117,945	$(794,375)	$52,092,768

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2004:
U.S. Government and Federal agencies	$6,975,585	$—	$(75,925)	$6,899,660
State and municipal securities	12,517,330	338,934	(25,186)	12,831,078
Mortgage-backed securities	11,834,756	26,437	(87,913)	11,773,280
Corporate bonds	2,296,578	101,397	—	2,397,975
Trust preferred securities	753,000	—	—	753,000

Total debt securities	34,377,249	466,768	(189,024)	34,654,993
Equity securities	50,000	—	—	50,000

Total securities	$34,427,249	$466,768	$(189,024)	$34,704,993

The amortized cost and fair value of debt securities as of December 31, 2005 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$4,048,406	$4,044,057
Due from one to five years	19,693,188	19,490,493
Due from five to ten years	2,490,554	2,495,011
Due after ten years	859,018	864,565
Mortgage-backed securities	25,628,032	25,148,642

	$52,719,198	$52,042,768

Securities with a carrying value of $11,475,865 and $11,466,403 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities in 2005 or 2004.

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2005 and 2004.

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2005
U.S. Government and Federal agencies	$12,033,595	$(242,475)	$—	$—
State and municipal securities	1,980,471	(25,938)	1,010,099	(39,254)
Mortgage-backed securities	19,546,328	(375,844)	5,079,733	(110,864)

	$33,560,394	$(644,257)	$6,089,832	$(150,118)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

	Less Than Twelve Months		Twelve Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004
U.S. Government and Federal agencies	$6,889,660	$(75,925)	$—	$—
State and municipal securities	615,909	(18,664)	407,972	(6,522)
Mortgage-backed securities	5,973,107	(87,102)	121,236	(811)

	$13,478,676	$(181,691)	$529,208	$(7,333)

At December 31, 2005, eight U.S. Government and Federal agencies, seven state and municipal securities and twenty-three mortgage-backed securities have unrealized losses less than 12 months. As of December 31, 2005, eight U.S. Government and federal agencies, four state and municipal securities and eight mortgage-backed securities had unrealized losses that had been in an unrealized loss position for over 12 months.

At December 31, 2005, total debt securities with unrealized losses represent an aggregate depreciation of 1.96% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2005	2004
Commercial	$28,884,000	$27,482,000
Real estate - construction	1,069,000	1,372,000
Real estate - mortgage	136,692,000	103,817,000
Consumer	6,729,660	8,270,160

	173,374,660	140,941,160
Net deferred loan fees and costs	(870,642)	(785,698)
Allowance for loan losses	(2,763,322)	(2,185,713)

Loans, net	$169,740,696	$137,969,749

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2005	2004
Balance, beginning of year	$2,185,713	$1,701,183
Provision for loan losses	775,000	604,000
Loans charged off	(408,076)	(194,428)
Recoveries of loans previously charged off	210,685	74,958

Balance, end of year	$2,763,322	$2,185,713

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and past due loans:

	As of and for the Years Ended December 31,
	2005	2004
Impaired loans without a valuation allowance	$8,021	$15,471
Impaired loans with a valuation allowance	2,547,792	4,998,019

Total impaired loans	$2,555,813	$5,013,490

Valuation allowance related to impaired loans	$287,757	$1,190,237

Average investment in impaired loans	$2,761,647	$3,230,379

Interest income recognized on impaired loans	$4,168	$21,325

Nonaccrual loans	$2,555,813	$5,013,490

Loans past due ninety days or more and still accruing	$944,000	$5,005

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$7,512,080
Advances	2,893,758
Repayments	(2,919,150)
Change in related parties	(1,257,268)

Balance, end of year	$6,229,420

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2005	2004
Land	$1,068,673	$943,673
Buildings	5,153,069	5,023,038
Equipment	2,870,336	2,471,454
Construction in process	—	9,041

	9,092,078	8,447,206
Accumulated depreciation	(2,444,310)	(1,936,081)

	$6,647,768	$6,511,125

Leases

The Company has entered into an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay all of the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year).

Total rental expense for the years ended December 31, 2005 and 2004 was $25,399 and $26,861, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $37,932,487 and $33,963,676, respectively. The scheduled maturities of time deposits at December 31, 2005 are as follows:

2006	$46,323,198
2007	19,396,348
2008	10,775,817
2009	33,079,334
2010	41,923,550

$151,498,247

At December 31, 2005 and 2004, the Company had brokered deposits of $33,797,992 and $16,302,257, respectively.

At December 31, 2005 and 2004, overdraft demand deposits reclassified to loans totaled $396,438 and $458,769, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2005 were $4,000,000. There were no securities sold under repurchase agreements at December 31, 2004.

NOTE 7. NOTE PAYABLE

During 2004, the Company refinanced a line of credit with a financial institution. The total amount available under this new line of credit is $850,000. Under the terms of the line of credit, the Company can borrow funds during the first two years “draw period” of the agreement. During this “draw period,” interest only payments are due on a quarterly basis. Beginning September 1, 2006, the Company is required to amortize the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit carries an interest rate of prime less .50%, or 6.75% at December 31, 2005. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2005 and 2004, total borrowings under these lines of credit were $707,000 and $657,000, respectively.

NOTE 8. TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate may not exceed 12.5% through April 7, 2008 (7.83% at December 31, 2005). The Company has the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on April 7, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after April 7, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. TRUST PREFERRED SECURITIES (Continued)

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 7.83% at December 31, 2005. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2005 and 2004 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2005 and 2004 was $3,403,000.

NOTE 9. EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a Stock Option Plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 638,400 shares of the Company’s common stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set in the Board’s sole and absolute discretion. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2005		2004
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option and exercisable, beginning of year	480,000	$2.66	480,000	$2.66
Granted	—		—	—
Exercised	(40,000)	2.50	—	—

Under option and exercisable, end of year	440,000	$2.67	480,000	$2.66

Weighted-average remaining contractual life of options outstanding		4.0 years		4.6 years

The range of option prices for options outstanding and exercisable at December 31, 2005 was $2.50 to $3.75.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. EMPLOYEE BENEFIT PLANS (Continued)

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2005 and 2004 amounted to $78,606 and $70,397, respectively.

NOTE 10. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2005	2004
Current	$1,326,891	$1,021,279
Deferred	(343,579)	(250,198)

Income tax expense	$983,312	$771,081

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2005	2004
Tax provision at statutory federal rate	$1,062,607	$858,173
Tax-free income	(154,433)	(171,024)
Disallowed interest expense	23,809	17,777
State income tax	53,455	59,584
Other items, net	(2,126)	6,571

Income tax expense	$983,312	$771,081

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Loan loss reserves	$946,189	$727,106
Nonaccrual loan interest	84,943	73,141
Reserve for other real estate	15,711	—
Loss contingency	75,448	—
Securities available for sale	229,986	—

	1,352,277	800,247

Deferred tax liabilities:
Depreciation	142,329	163,864
Securities available for sale	—	94,433

	142,329	258,297

Net deferred tax assets	$1,209,948	$541,950

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2005	2004
Net income	$2,142,008	$1,752,957

Weighted average number of common shares outstanding	2,131,640	2,128,352
Effect of dilutive options	238,680	136,464

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	2,370,320	2,264,816

NOTE 12. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2005	2004
Commitments to extend credit	$14,759,000	$15,004,000
Financial standby letters of credit	1,763,000	1,982,000
Other standby letters of credit	646,000	—

	$17,168,000	$16,986,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

At December 31, 2005 and 2004, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2005 and 2004.

Other Borrowings

At December 31, 2005, the Company had a federal fund line available with a correspondent bank of approximately $1,500,000. The Company had no borrowings on this line at December 31, 2005 and 2004.

At December 31, 2005, the Company had advances available from the FHLB of approximately $8,400,000. FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2005 and 2004, the Company has no advances outstanding with the FHLB.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation, except as described below, in which the outcome will have a material effect on the consolidated financial statements.

As of December 31, 2005, the Company is in litigation with another financial institution group (Plaintiff) with a similar name. The suit alleges the Company infringed on the Plaintiff’s federally registered trademarks. The Plaintiff seeks both damages and injunctive relief against the Company. The Company has asserted several defenses against the Plaintiff’s claims and has also asserted a counterclaim against the Plaintiff seeking injunctive relief and damages for the Plaintiff’s trademark usage within the Company’s trade area. The Company is pursuing its defenses and counterclaims. Management is unable to reasonably estimate the amount of liability which may be incurred if an adverse decision is rendered because it is dependent upon the interpretation by the court as to which party infringed the other party’s trademarks.

As of December 31, 2005, there is pending an action filed by the Commissioner of Insurance for the State of Georgia against multiple defendants, including Capitol City Bank & Trust Company, a subsidiary of Capitol City Bancshares, Inc., in the Superior Court of Fulton County, Civil Action Number 2005-CV-98868. The plaintiff seeks to recover from the Bank alleged preferential or fraudulent payments of approximately $400,000 made to the Bank by co-defendant Providers Direct Health Plan of Georgia, Inc. (“PDHP”) prior to PDHP going into receivership. The plaintiff also seeks to recover funds offset by the Bank of debts of PDHP from accounts held by it with the Bank totaling approximately $400,000. The plaintiff further alleges the Bank made fraudulent or negligent misrepresentations to the Department of Insurance regarding the capitalization of PDHP, and seeks to recover additional damages resulting from PDHP’s insolvency, alleged to be in excess of $5,000,000. In addition, some of the other defendants have asserted cross claims against the Bank, alleging that they relied on advice negligently furnished to them by the Bank and seeking to recover from the Bank any damages which the plaintiff may recover against them. The Bank disputes these allegations altogether and has asserted claims against eleven persons who benefited from the set-off and the alleged fraudulent transfers; however, the lawsuit could result in a large expenditure in attorney fees, costs of litigation, and the potential liability for damages as described above. The Company has accrued $200,000 in the event of an unfavorable outcome.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Seventy-nine percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches in the Company’s market areas which make up 26% of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital as defined, which amounted to approximately $3,820,000 at December 31, 2005.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 14. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2005, approximately $1,213,000 of retained earnings was available for dividend declaration without regulatory approval.

The Company, on a consolidated basis, and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined by the regulations), to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2005, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2005:
Total Capital to Risk Weighted Assets:
Consolidated	$20,062	10.27%	$15,633	8%	$	N/A	N/A
Bank	$19,997	10.24%	$15,629	8%		$19,536	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$17,299	8.85%	$7,817	4%	$	N/A	N/A
Bank	$17,234	8.82%	$7,814	4%		$11,721	6%
Tier I Capital to Average Assets:
Consolidated	$17,299	7.36%	$9,405	4%	$	N/A	N/A
Bank	$17,234	7.33%	$9,403	4%		$11,753	5%

As of December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$17,257	10.08%	$13,701	8%	$	N/A	N/A
Bank	$17,440	10.19%	$13,696	8%		$17,120	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$15,071	8.80%	$6,850	4%	$	N/A	N/A
Bank	$15,424	8.91%	$6,848	4%		$10,272	6%
Tier I Capital to Average Assets:
Consolidated	$15,071	8.54%	$7,062	4%	$	N/A	N/A
Bank	$15,254	8.64%	$7,059	4%		$8,824	5%

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits at Other Financial Institutions and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Note Payable: The carrying amount of the note payable approximates its fair value.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold	$5,399,945	$5,399,945	$8,973,668	$8,973,668
Securities	52,471,168	52,471,168	34,979,493	34,979,493
Loans, net	169,740,696	168,528,000	137,969,749	137,288,000
Accrued interest receivable	1,950,832	1,950,832	1,150,611	1,150,611

Financial liabilities:
Deposits	217,871,808	216,568,561	173,612,144	171,671,588
Note payable	707,000	707,000	657,000	657,000
Securities sold under repurchase agreements	4,000,000	4,000,000	—	—
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	982,500	982,500	1,039,146	1,039,146

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2005	2004
Security	$322,795	$268,356
Courier	162,878	132,239
Correspondent bank processing fees	108,908	130,183
Computer expenses	604,090	499,074
Other operating losses	191,125	116,699
Legal fees	380,964	164,842
Advertising	126,915	146,157
Audit and professional fees	235,725	154,397
Other losses	261,817	78,629

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2005 and 2004:

CONDENSED BALANCE SHEETS

	2005	2004
Assets
Cash	$126,735	$99,742
Investment in subsidiaries	16,875,131	15,515,986
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	468,555	210,992

Total assets	$17,623,421	$15,979,720

Other liabilities	$63,642	$67,701
Note payable	707,000	657,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	13,449,779	11,852,019

Total liabilities and stockholders’ equity	$17,623,421	$15,979,720

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2005	2004
Income
Interest income	$1,453	$4,768
Other income	21,000	—
Dividends from bank subsidiary	496,663	251,751

Total income	519,116	256,519

Expense
Interest expense	262,620	187,572
Other expenses	235,088	146,846

Total expenses	497,708	334,418

Income (loss) before income tax benefit and equity in undistributed income of subsidiaries	21,408	(77,899)

Income tax benefit	201,700	124,604

Income before equity in undistributed income of subsidiaries	223,108	46,705

Equity in undistributed income of subsidiaries	1,918,900	1,706,252

Net income	$2,142,008	$1,752,957

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2005	2004
Operating activities
Net income	$2,142,008	$1,752,957
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(1,918,900)	(1,706,252)
Net other operating activities	(148,414)	(37,970)

Net cash provided by operating activities	74,694	8,735

Investing activities
Purchase of securities available for sale	—	(50,000)
Capital contribution in bank	(50,000)	—
Capital contribution in mortgage company	(20,000)	(110,000)

Net cash used in investing activities	(70,000)	(160,000)

Financing activities
Proceeds from note payable	50,000	286,500
Payment of dividends	(127,701)	(106,418)
Proceeds from exercise of stock options	100,000	—

Net cash provided by financing activities	22,299	180,082

Net increase in cash	26,993	28,817

Cash at beginning of year	99,742	70,925

Cash at end of year	$126,735	$99,742

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia 30310

Our report on our audit of the basic consolidated financial statements of Capitol City Bancshares, Inc. and Subsidiaries for the year ended December 31, 2005 appears on page 1. The audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2005, is presented for the purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/S/ Nichols Cauley & Associates, LLC.

Atlanta, Georgia

March 17, 2006

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2005

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets

Cash and due from banks	$3,253,013	$126,735	$24,341	$(151,076)	$3,253,013
Interest-bearing deposits at other financial institutions	110,932	—	—	—	110,932
Federal funds sold	2,036,000	—	—	—	2,036,000
Securities available for sale	51,939,768	153,000	—	—	52,092,768
Investment in subsidiaries	—	16,875,131	—	(16,875,131)	—
Restricted equity securities, at cost	378,400	—	—		378,400

Loans, net of unearned income	172,504,018	—	—	—	172,504,018
Less allowance for loan losses	2,763,322	—	—	—	2,763,322

Loans, net	169,740,696	—	—	—	169,740,696

Premises and equipment, net	6,591,171	—	56,597	—	6,647,768
Other real estate owned	2,963,146	—	—		2,963,146
Other assets	3,420,739	468,555	6,550	—	3,895,844

Total assets	$240,433,865	$17,623,421	$87,488	$(17,026,207)	$241,118,567

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$32,981,192	$—	$—	$(151,076)	$32,830,116
Interest-bearing	185,041,692	—	—	—	185,041,692

Total deposits	218,022,884	—	—	(151,076)	217,871,808
Note payable	—	707,000	—	—	707,000
Securities sold under repurchase agreements	4,000,000	—	—	—	4,000,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	1,623,237	63,642	101	—	1,686,980

Total liabilities	223,646,121	4,173,642	101	(151,076)	227,668,788

Stockholders' equity
Common stock	3,192,528	3,252,528	270,000	(3,462,528)	3,252,528
Capital surplus	12,090,346	2,281,560	—	(12,090,346)	2,281,560
Retained earnings	1,951,314	8,362,135	(182,613)	(1,768,701)	8,362,135
Accumulated other comprehensive loss	(446,444)	(446,444)	—	446,444	(446,444)

Total stockholders' equity	16,787,744	13,449,779	87,387	(16,875,131)	13,449,779

Total liabilities and stockholders' equity	$240,433,865	$17,623,421	$87,488	$(17,026,207)	$241,118,567

See Independent Registered Public Accounting Firm's Report on Supplementary Information

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income
Loans, including fees	$13,873,111	$—	$—	$—	$13,873,111
Securities:
Taxable	1,297,488	1,453	—	—	1,298,941
Nontaxable	455,250	—	—	—	455,250
Federal funds sold	116,982	—	—	—	116,982
Dividend income from Bank subsidiary	—	496,663	—	(496,663)	—

Total interest income	15,742,831	498,116	—	(496,663)	15,744,284

Interest expense
Deposits	6,162,472	—	—	—	6,162,472
Other borrowings	22,596	262,620	—	—	285,216

Total interest expense	6,185,068	262,620	—	—	6,447,688

Net interest income (loss)	9,557,763	235,496	—	(496,663)	9,296,596
Provision for loan losses	775,000	—	—	—	775,000

Net interest income (loss) after provision for loan losses	8,782,763	235,496	—	(496,663)	8,521,596

Other income
Service charges on deposit accounts	2,106,649	—	—	—	2,106,649
Other fees and commissions	58,796	—	—	—	58,796
Mortgage origination income	—	—	217,189	—	217,189
Other operating income	294,182	21,000	—	—	315,182

Total other income	2,459,627	21,000	217,189	—	2,697,816

Other expenses
Salaries and employee benefits	3,260,823	—	177,020	—	3,437,843
Occupancy and equipment expenses, net	915,493	—	16,537	—	932,030
Other operating expenses	3,448,143	235,088	40,988	—	3,724,219

Total other expenses	7,624,459	235,088	234,545	—	8,094,092

Income (loss) before equity in undistributed income of subsidiaries	3,617,931	21,408	(17,356)	(496,663)	3,125,320

Equity in undistributed income of subsidiaries	—	1,918,900	—	(1,918,900)	—

Income before income taxes	3,617,931	1,940,308	(17,356)	(2,415,563)	3,125,320

Income tax (benefit) expense	1,191,562	(201,700)	(6,550)	—	983,312

Net income (loss)	$2,426,369	$2,142,008	$(10,806)	$(2,415,563)	$2,142,008

See Independent Registered Public Accounting Firm's Report on Supplementary Information